EXHIBIT 99.1

                                      NEWS

FINANCIAL
RELATIONS BOARD                                           RE: NN, Inc.
                                                          2000 Waters Edge Drive
                                                          Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                     AT FINANCIAL RELATIONS BOARD
Will Kelly                                         Marilynn Meek   Susan Garland
Vice President, Chief Administrative Officer      (General info)  (Analyst info)
(423) 743-9151                                      212-827-3773    212-827-3775

FOR IMMEDIATE RELEASE
June 9, 2005

JAMES H. DORTON JOINS NN, INC. AS VICE PRESIDENT OF CORPORATE DEVELOPMENT AND CHIEF FINANCIAL OFFICER

Johnson City, Tenn -June 9, 2005- NN, Inc. (Nasdaq: NNBR) today announced that James H. Dorton, 48, has been named to the position of Vice President of Corporate Development and Chief Financial Officer. Roderick R. Baty, Chairman and Chief Executive Officer, commented, "We are very pleased to have Jim join NN's senior management team. His extensive public company background includes experience in finance, treasury, M&A, strategic development and operations.

Mr. Baty continued, "Jim brings to us over 24 years of proven success in various roles in M&A and strategic development. We look forward to him providing a leadership role in further defining, developing and executing our strategic plan."

Prior to joining NN, Mr. Dorton's most recent position was with Specialty Food Group, Inc, as Executive Vice President and Chief Financial Officer. While there Mr. Dorton was responsible for all financial aspects of this publicly traded company. Prior to that position, Mr. Dorton served as Vice President-Corporate Development & Strategy at Bowater Incorporated and was responsible for all mergers and acquisitions, strategic planning and investor relations. Mr. Dorton is a certified public accountant, holds an MBA in Finance and Accounting from Vanderbilt University and a BSBA in Public Administration from the University of Tennessee.

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $304 million in 2004.